Exhibit 10.2

CLINICAL COLLABORATION AGREEMENT

BY AND BETWEEN

HUMANIGEN, INC.

AND

KITE PHARMA, INC.

Page

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	CONDUCT OF THE STUDY; REGULATORY MATTERS	6
2.1	Overview	6
2.2	Sponsor	6
2.3	Collaboration IND; Protocol.	6
2.4	Enrollment	6
2.5	Project Participants	6
2.6	Regulatory Matters.	7
2.7	Adverse Experience Reporting.	7
2.8	Documentation, Updates and Final Study Report.	8
2.9	Costs	8
2.10	Additional Studies.	9
ARTICLE 3	GOVERNANCE	9
3.1	Joint Development Committee.	9
3.2	Data Review Committee.	11
3.3	Data Monitoring Committee	11
ARTICLE 4	SUPPLY OF STUDY DRUGS	11
4.1	Humanigen Investigational Product.	11
4.2	Insufficient Quantities	12
4.3	Quality Agreement	12
4.4	Mutual Obligations.	12
ARTICLE 5	STUDY DATA; SAMPLE ANALYSES AND SAMPLE DATA	13
5.1	Study Data	13
5.2	Samples and Sample Analyses.	13
5.3	Sample Data.	13
ARTICLE 6	INTELLECTUAL PROPERTY	14
6.1	Ownership and Use; Definitions.	14
6.2	Mutual Freedom to Operate .	15
6.3	Patent Prosecution and Maintenance of Collaboration Inventions	16
6.4	Third Party Infringement and Patent Enforcement or Defense.	17
ARTICLE 7	CONFIDENTIALITY	17
7.1	Ownership of Confidential Information.	17
7.2	Disclosure and Use of Confidential Information.	18
7.3	Authorized Disclosures	19

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(continued)

Page

7.4	Termination of Prior Agreement	19
ARTICLE 8	PUBLIC DISCLOSURES; USE OF NAMES	20
8.1	CLINICAL TRIALS REGISTRIES	20
8.2	Publications and Presentations.	20
8.3	Press Releases and Other Public Disclosures.	20
8.4	Use of Names	21
ARTICLE 9	HUMAN SUBJECTS	21
9.1	Informed Consent	21
9.2	IRB Approval	22
9.3	Patient Privacy and Data Protection	22
9.4	Financial Disclosures	22
9.5	Transparency	22
ARTICLE 10	SUBCONTRACTING; RECORDS	22
10.1	Subcontracting	22
10.2	Records.	23
ARTICLE 11	COMPLIANCE WITH LAWS	23
11.1	Compliance with Laws and Policies	23
11.2	Debarment	23
ARTICLE 12	TERM; TERMINATION	23
12.1	Term	23
12.2	Termination for Material Breach	23
12.3	Termination for Other Reasons	24
12.4	Effects of Termination or Expiration.	24
ARTICLE 13	REPRESENTATIONS AND WARRANTIES	24
13.1	Mutual Representations and Warranties	24
13.2	Disclaimers	25
ARTICLE 14	INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE	25
14.1	Indemnification.	25
14.2	Limitation on Liability	26
14.3	Insurance.	26
ARTICLE 15	DISPUTE RESOLUTION	27
15.1	Internal Resolution	27
15.2	Dispute Resolution and Jurisdiction	27
ARTICLE 16	MISCELLANEOUS	27

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(continued)

Page

16.1	Notices	27
16.2	Assignment.	28
16.3	Force Majeure	28
16.4	Relationship of the Parties	28
16.5	Amendment; Waiver	28
16.6	Construction; Captions	28
16.7	Severability	29
16.8	Entire Agreement	29
16.9	Counterparts; Facsimiles	29

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CLINICAL COLLABORATION AGREEMENT

This Clinical Collaboration Agreement (“Agreement”) is made and entered into, effective as of May 30, 2019 (“Effective Date”), by and between Humanigen, Inc., a Delaware corporation, having a principal place of business at 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 (“Humanigen”) and Kite Pharma, Inc., a Delaware corporation, having a place of business at 2400 Broadway, Santa Monica, CA 90404 (“Kite”). Humanigen and Kite are each referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.       Humanigen is developing the anti-GMCSF antibody Humanigen Investigational Product (defined below) for the prevention of neurotoxicity and cytokine release syndrome related to CAR-T and potentially other therapies;

B.       Kite is developing the Kite Investigational Product (defined below) for the treatment of certain blood cancers;

C.       Based on a hypothesis that certain CAR-related neurologic events may be reduced after treatment of Kite Investigational Product and sequential prophylaxis with an anti-GMCSF antibody, Kite wishes to conduct a Phase I/II clinical study evaluating the incidence of neurologic events when Kite Investigational Product is used with Humanigen Investigational Product in patients with relapsed/refractory large B cell lymphoma; and

D.       Humanigen and Kite, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Humanigen Investigational Product to Kite for the conduct of the Study described herein.

Agreement

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Humanigen and Kite agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth below, unless otherwise specifically indicated.

1.1       “Affiliate” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof.

1.2       “Ancillary Agreements” means the Supply Agreement, Quality Agreement, PV Agreement, and other operational agreements to be entered into by the Parties after the Effective Date, including without limitation, an agreement to track financial disclosures pursuant to Section 9.4

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1.3       “Applicable Law” means all (a) federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity under this Agreement (including the performance of clinical trials and medical treatment) that may be in effect from time to time (including GCP, GLP, GMP and other laws promulgated by Regulatory Authorities); (b) applicable data protection and patient privacy laws and requirements (including those specified in the EU General Data Protection Regulation and the regulations issued under HIPAA); (c) export control and economic sanctions regulations that prohibit the shipment of United States-originated products and technology to certain restricted countries, entities and individuals; (d) anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives (including the United States Foreign Corrupt Practices Act); (e) laws and regulations governing payments to healthcare providers; (f) laws and requirements governing ineligibility to participate in federal, state or other healthcare programs (including debarment under 21 USC § 335a, disqualification under 21 CFR §312.70 or § 812.119, sanctions by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program); and (g) successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.4       “Background IP” is defined in Section 6.2(d).

1.5       “Biologics License Application” or “BLA” means a biologics license application filed or to be filed with the FDA as described in 21 CFR Part 601, or the equivalent filing with a relevant Regulatory Authority in any jurisdiction (including a marketing authorization application filed or to be filed with the EMA or Health Canada), together with any amendments, supplements or other additions or deletions thereto.

1.6       “Business Day” means a day, other than a Saturday, Sunday or day on which commercial banks located in Santa Monica, California are authorized or required by law or regulation to close.

1.7       “Case Report Form” means the form (whether paper or electronic) for collecting certain data about each Subject, including the data collected for such Subject.

1.8       “CFR” means the United States Code of Federal Regulations.

1.9       “Collaboration IND” means the IND that includes the Protocol covering the Study.

1.10       “Collaboration Invention” is defined in Section 6.1(c).

1.11       “Combination” means the Humanigen Investigational Product and the Kite Investigational Product used in the combination or sequence as set forth in the Protocol, but not co-formulated, together.

1.12        “Confidential Information” means nonpublic information (including Know-How) (i) that is disclosed by or on behalf of one Party to the other or its designee in connection with this Agreement (whether orally, electronically, visually or in writing) and/or (ii) Joint Confidential Information as defined in Section 7.1(c).

1.13       “CRO” means a Third Party service provider (e.g., a person or organization) that assumes one or more obligations of the Sponsor, in accordance with Title 21 of the CFR, or the equivalent assumption of obligations in a jurisdiction other than the United States.

1.14       “Database Lock” means the database lock of the Study Data after Study Completion.

1.15       “Data Review Committee” or “DRC” is defined in Section 3.2(a).

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1.16       “EMA” means, collectively, the European Medicines Agency and the European Commission (with respect to its functions related to marketing authorizations for medicinal products), or any successor entity thereto performing similar functions.

1.17       “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.18       “Final Study Report” is defined in Section 2.8(c).

1.19       “GCP” means, as to the United States and the European Union, applicable good clinical practices (for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected) in effect in the United States and the European Union, respectively, during the term of the Agreement and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices then in effect in the United States or the European Union.

1.20       “GLP” means, as to the United States and the European Union, applicable good laboratory practices in effect in the United States and the European Union, respectively, during the term of the Agreement and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices then in effect in the United States or the European Union.

1.21       “GMP” means, as to the United States and the European Union, applicable good manufacturing practices in effect in the United States and the European Union, respectively, during the term of the Agreement and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices then in effect in the United States or the European Union.

1.22       “HIPAA” means, collectively, the United States Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder, as amended from time to time.

1.23       “Humanigen Investigational Product” means lenzilumab in final form for administration to Subjects in the Study.

1.24       “Humanigen Owned Invention” is defined in Section 6.1(b)(ii).

1.25        “IND” means an investigational new drug application filed or to be filed with the FDA as described in 21 CFR Part 312, or the equivalent filing with a relevant Regulatory Authority in any jurisdiction (including an investigational medicinal product dossier filed or to be filed with the EMA or a clinical trial application filed or to be filed with Health Canada), together with any amendments, supplements or other additions or deletions thereto.

1.26       “Invention” means any invention, discovery or creation (including materials and Know-How but excluding Study Data and Sample Data) that is first conceived, reduced to practice, discovered or otherwise created by a Party (directly or by a Third Party on its behalf) or jointly by the Parties, in each case, (i) in the course of, or as a result of, conducting and providing support for the Study; (ii) through use of the Study Data or the Sample Data; or (iii) through use of the Samples.

1.27       “Investigational Products” means the Humanigen Investigational Product and the Kite Investigational Product. An “Investigational Product” means either the Humanigen Investigational Product or the Kite Investigational Product, as applicable.

1.28        “Investigator” is defined in 21 CFR § 312.3(b) and, under this Agreement, means an individual who conducts the Study at a Participating Site in any jurisdiction.

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1.29       “IRB” means an institutional review board as described in 45 CFR Part 46, or the equivalent entity (such as an independent ethics committee) in any jurisdiction.

1.30       “JDC Chair” is defined in Section 3.1(a).

1.31       “JDC Co-Leader” is defined in Section 3.1(a).

1.32       “Joint Development Committee” or “JDC” is defined in Section 3.1(a).

1.33       “Joint Patent” is defined in Section 6.3(a).

1.34       “Kite Investigational Product” means axicabtagene ciloleucel (“axi-cel”) in final form for administration to Subjects in the Study.

1.35       “Kite Owned Invention” is defined in Section 6.1(b)(i).

1.36       “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding research, discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Know-How shall not include any Patents.

1.37       “NDA” means a new drug application filed or to be filed with the FDA as described in 21 CFR Part 314, or the equivalent filing with a relevant Regulatory Authority in any jurisdiction (including a marketing authorization application filed or to be filed with the EMA or Health Canada), together with any amendments, supplements or other additions or deletions thereto.

1.38       “Participating Site” means a hospital or other institution participating in the Study.

1.39       “Patents” means all patents and patent applications and any patents issuing therefrom or claiming priority thereto in any country, including any reissues, extensions, supplementary protection certificates, registrations, divisions, continuations, continuations-in-part, reexaminations, substitutions or renewals thereof.

1.40       “Project Participants” means Investigators, Subinvestigators, Participating Sites, CROs, drug distributors, vendors and subcontractors or agents of Kite (or its Affiliates), who conduct or assist in conducting the Study or provide related services.

1.41       “Prosecution and Maintenance” or “Prosecute and Maintain” with regard to a given Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as any ex parte and inter partes proceedings, including reexaminations, reissues, applications for patent term extensions, interferences, derivation proceedings, post-grant review proceedings, oppositions and other similar administrative proceedings with respect to such Patent.

1.42       “Protocol” means the protocol to be based on the Kite protocol synopsis attached hereto as Exhibit A, titled “A Phase1/2 Open-Label, Multicenter Study Evaluating the Incidence of Neurologic Events after Axicabtagene Ciloleucel as a Combination Therapy with Lenzilumab in Subjects with Refractory Large B-Cell Lymphoma” which shall be approved and may be amended by the JDC in accordance with this Agreement. The Kite protocol synopsis (Exhibit A), Protocol and Study design is Kite Confidential Information.

1.43       “PV Agreement” is defined in Section 2.7(a).

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1.44       “Quality Agreement” is defined in Section 4.3.

1.45       “Regulatory Authority” means (a) the FDA; (b) the EMA; or (c) any regulatory authority or body performing similar functions in any jurisdiction anywhere in the world.

1.46       “Regulatory Documentation” means any document submitted to a Regulatory Authority, including all INDs, NDAs, BLAs, drug master files, correspondence with Regulatory Authorities, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records.

1.47       “Sample Analyses” is defined in Section 5.2(b).

1.48       “Sample Analysis Plan” means the plan, attached as Exhibit C, that outlines the Sample Analyses to be performed by Kite or Humanigen and the priority for performing such Sample Analysis. The Sample Analysis Plan (Exhibit C) is Kite Confidential Information.

1.49       “Sample Data” is defined in Section 5.3(a).

1.50       “Samples” is defined in Section 5.2(a).

1.51       “Specifications” means, with respect to an Investigational Product, the set of requirements for such Investigational Product set forth in the Quality Agreement.

1.52       “Sponsor” is defined in 21 CFR § 312.3(b) and, under this Agreement, means the entity that takes responsibility for and initiates the Study in any jurisdiction.

1.53       “Study” means the Phase I/II clinical study to be sponsored and conducted by Kite as set forth in the Protocol. The principal purpose of the Study is to evaluate the incidence of neurologic events after treatment of Kite Investigational Product in Combination with Humanigen Investigational Product, consistent with the requirements further described in 21 CFR § 312.21(a) & (b) (as may be amended) or foreign counterpart thereto, or a similar clinical study in a country other than the United States.

1.54       “Study Completion” means the last Subject visit specified in the Protocol for primary endpoint evaluation.

1.55       “Study Data” means all data (including raw data), Case Report Forms, findings, conclusions and other results from the Study and the Final Study Report, including investigator reports (both preliminary and final), statistical analyses and expert opinions and reports. Study Data excludes Sample Data.

1.56       “Subinvestigator” is defined in 21 CFR § 312.3(b) and, in the event the Study is conducted by a team at a Participating Site, means an individual designated by the Investigator to be the responsible leader of such team.

1.57       “Subject” is defined in 21 CFR § 312.3(b) and, under this Agreement, means a human who participates in the Study in any jurisdiction.

1.58       “Supply Agreement” is defined in Section 4.1.

1.59       “Third Party” means any person or entity other than a Party or its Affiliates.

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Article 2

CONDUCT OF THE STUDY; REGULATORY MATTERS

2.1       Overview. Kite has the hypothesis that there may potentially be a reduction in the incidence of CAR-related inflammatory events, such as neurologic events, after treatment with axicabtagene ciloleucel (Kite Investigational Product) and sequenced prophylaxis with an anti-GMCSF antibody in subjects with relapsed/ refractory large B-cell lymphoma. Kite now wishes to evaluate the hypothesis by conducting the Study under this Agreement, with support from Humanigen as described herein.

2.2       Sponsor. Kite shall be the Sponsor of the Study. Kite shall use commercially reasonable efforts to conduct, and use commercially reasonable efforts to cause all Project Participants to conduct, the Study in accordance with this Agreement, the Protocol and Applicable Law. Kite shall be responsible for obtaining all approvals and clearances necessary to conduct the Study, including approvals from Regulatory Authorities, IRBs and customs clearances. In no event shall Humanigen be deemed a Sponsor of the Study.

2.3       Collaboration IND; Protocol.

(a)       Collaboration IND. Kite shall maintain the Collaboration IND and will likewise maintain, or prepare and file (as applicable) any investigational medicinal product dossier(s), clinical trial application(s), or similar applications, necessary for the approval of the Study outside the United States, subject to co-ownership rights to jointly owned Study Data, jointly owned Sample Data, and jointly owned Collaboration Inventions. Subject to the ownership provisions of Sections 2.6(c), 5.1, 5.3, and 6.1(c), Kite shall own all right, title and interest in and to the Collaboration IND, investigational medicinal product dossier(s) or clinical trial application(s) (as the case may be), and related Regulatory Documentation.

(b)       Protocol. The Protocol for such Collaboration IND is to be mutually agreed to by the JDC and based on the Kite protocol synopsis set forth in Exhibit A. Any amendments to the Protocol shall be reviewed and approved in accordance with Section 3.1. Subject to the terms of this Agreement, Kite shall be responsible for preparing and filing all necessary Regulatory Documentation for the Collaboration IND and the Study.

(c)       Investigator’s Brochure. Kite shall prepare an investigator’s brochure for the Kite Investigational Product. Humanigen shall provide to Kite an investigator’s brochure(s) (and shall immediately provide any updates) for the Humanigen Investigational Product that pertain to safety matters and other information that may be required to keep the investigator’s brochure(s) for the Humanigen Investigational Product up to date.

2.4       Enrollment. Commencing on or after the date the PV Agreement is executed by the Parties, Kite may begin enrolling Subjects in the Study in compliance with Applicable Law. Kite shall be responsible for tracking enrollment at Participating Sites which shall not exceed the maximum number of Subjects specified in the Protocol, unless such number is increased by an amendment to the Protocol.

2.5       Project Participants. Kite shall be solely responsible for the performance and conduct of the Project Participants, including monitoring the conduct of the Study at the Participating Sites. Kite shall be solely responsible for negotiating and executing the necessary agreements with all Project Participants. Kite shall reasonably determine that the compensation being paid to a Project Participant under its agreement with Kite for the Study constitutes the fair market value of the services to be provided. In no event shall any agreement with a Project Participant represent that Humanigen is a Sponsor of the Study.

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2.6       Regulatory Matters.

(a)       Generally. Kite shall comply with all lawful direction provided by Regulatory Authorities and IRBs with jurisdiction over the Study. Kite shall perform all regulatory obligations related to the Study, including preparation and submission of Regulatory Documentation for the Study, in accordance with the Protocol and Applicable Law.

(b)       Interactions with Regulatory Authorities. Kite shall promptly provide Humanigen with a copy of any material notice, inquiry or correspondence that Kite receives from a Regulatory Authority regarding the Study (“Material Regulatory Notice”), including any serious safety matter related to a Party’s Investigational Product or the Combination and any inspection or investigation by a Regulatory Authority. Humanigen shall have the right (but not the obligation) to provide comments to any response to such Material Regulatory Notice, to the extent such Material Regulatory Notice is related to either the Combination or the Humanigen Investigational Product, and to participate in any discussions with a Regulatory Authority relating to such Material Regulatory Notice, to the extent permitted by such Regulatory Authority. Notwithstanding the aforementioned, if a Material Regulatory Notice is directed at the Humanigen Investigational Product, then Humanigen will immediately review and respond to Kite with all necessary information to address the Material Regulatory Notice. Furthermore, without limiting Humanigen’s obligations under Section 2.6(c), Humanigen shall promptly provide Kite with a copy of any material notice, inquiry or correspondence that Humanigen or its Affiliate receives from a Regulatory Authority regarding the Humanigen Investigational Product that would reasonably have an impact on the conduct of the Study, including without limitation, any serious safety matter related to the Humanigen Investigational Product. In addition to Material Regulatory Notices, Kite may conduct other meetings with Regulatory Authorities relating to the Study, and at the JDC’s discretion, invite Humanigen to observe and/or contribute to Kite’s interactions with Regulatory Authorities. The Parties shall keep confidential the nature and substance of such Kite’s discussions with Regulatory Authorities, and any Confidential Information or Joint Confidential Information exchanged in such discussions shall at all times be subject to the terms of this Agreement.

(c)       Letter of Cross-Reference. Promptly, but no later than ten (10) business days, after the Effective Date, Humanigen shall provide to Kite a letter of cross-reference authorizing Kite to reference Humanigen INDs for the Humanigen Investigational Product as reasonably necessary to support the Study under the existing Collaboration IND maintained by Kite. Such letter of cross-reference shall remain in full force and effect until the end of the Term. In addition to Humanigen’s obligations to supply the Humanigen Investigational Product under Section 4.1, Humanigen shall, promptly following Kite’s request, provide and make available to Kite any necessary information about the Humanigen Investigational Product, including without limitation, any Humanigen Confidential Information, to support Kite in obtaining approval to conduct the Study from Regulatory Authorities and IRBs and in conducting the Study. Further, Humanigen shall provide reasonable assistance to Kite to support Kite’s interactions with Regulatory Authorities and IRBs in connection with the Study. Neither Party shall have any rights to use the other Party’s solely owned Confidential Information or Joint Confidential Information, except as otherwise expressly provided in this Agreement, including this Section 2.6(c), Section 5.1(b), Section 5.3(b), Article 7, and Article 8, and such permitted uses do not grant any right or license or transfer ownership to either Party under any of the other Party’s information (including without limitation Confidential Information). Notwithstanding the foregoing, while a Party may have rights to use solely owned Confidential Information or Joint Confidential Information as expressly set forth in this Agreement, in no event shall any Party disclose, disseminate or otherwise share the other Party’s solely owned Confidential Information or Joint Confidential Information with any Third Party except as expressly authorized in Articles 7 or 8, without the express written consent of such other Party.

2.7       Adverse Experience Reporting.

(a)       Within ninety (90) days of executing this Agreement, and in any event prior to the in the initiation of any clinical Study activities, including enrollment of the first Study subject, the Parties shall enter into a pharmacovigilance agreement setting forth the Parties’ responsibilities and obligations with respect to the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of the respective Investigational Products and the Combination (“PV Agreement”). Such PV Agreement will ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Laws, including any local regulatory requirements. Kite will be responsible for fulfilling all regulatory reporting obligations with regard to the Study and the Collaboration IND and such requirements will be documented in the PV Agreement.

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(b)       Kite shall be responsible for reporting adverse events from the Study to Regulatory Authorities in accordance with Applicable Law, including 21 CFR § 312.32.

2.8       Documentation, Updates and Final Study Report.

(a)       Documentation. Each Party shall maintain reports and documentation arising in connection with the Study in a good scientific manner and in compliance with Applicable Law. Each Party shall provide to the other Party all such reports and documentation arising from the Study (including reports of interim analyses, if applicable) reasonably requested to enable each Party to comply with any of its legal, regulatory and/or contractual obligations, or in response to any request by a Regulatory Authority.

(b)       Updates. Kite shall provide written updates regarding the status of the Study (including enrollment status, project timelines, Humanigen Investigational Product inventory and Humanigen Investigational Product forecasting) to Humanigen on a quarterly basis within forty-five (45) days of the end of each calendar quarter. Following receipt of such written update, Humanigen may request that Kite make available Kite personnel responsible for the Study on a reasonable basis to address Humanigen’s questions regarding such written update, either in person or by telephone; provided, however, that Kite shall have no obligation to conduct any unplanned Study Data cuts to address any such Humanigen questions unless necessary and required to address a material safety concern. Humanigen shall provide a list of questions and/or topics for discussion in advance of such meeting.

(c)       Final Study Report. Kite shall complete the Study as outlined in the Protocol. Kite shall summarize the findings of the Study in a Final Study Report. Kite shall provide the Final Study Report to Humanigen within six (6) months after Database Lock, subject to complete payment of all Kite invoices by Humanigen. “Final Study Report” means a formal clinical study report documenting and summarizing the results and interpretation of the Study, including the trial design, trial objectives, patient assessment, data analysis, results, risk/benefit analysis, safety and effectiveness, in accordance with the requirements of then-existing Regulatory Authority rules, regulations and guidance on the structure and content of clinical study reports.

2.9       Costs. Each Party shall share equally (fifty percent (50%) each) in all out-of-pocket expenses actually incurred in conducting the Study, including but not limited to expenses for CROs, Third Party testing and analysis service providers and central labs, Sample Analysis, Participating Sites, patient screening, imaging and care, clinical data management, statistical analysis, data safety monitoring and advisory boards, investigator meetings, and shipping of patient materials to and from a manufacturing site, in accordance with the mutually agreed budget as set forth in Exhibit B attached hereto, as may be amended from time to time by the unanimous agreement of the JDC (as defined below). For clarity, such expenses shall not include any expenses incurred for the raw materials of an Investigational Product and for the manufacturing and processing of an Investigational Product by a Party or any of its contractors. Each Party shall perform its obligations under this Agreement and will be responsible for all other indirect costs at its own cost and expense, including internal FTE and overhead costs. Thirty (30) days prior to the initiation of the Study (with such date to be determined by the JDC), Humanigen shall pay to Kite an amount equal to Two Million Dollars (US$2,000,000), which is approximately equal to fifty percent (50%) of the out-of-pocket costs to be incurred in the conduct of the Study for eighteen (18) Subjects to be dosed. In the event the Study is terminated prior to 18 Subjects being dosed, Kite agrees to reconcile the funds received from Humanigen against the out-of-pocket costs and non-cancellable expenses actually incurred up to the date of Study termination, and refund Humanigen that amount. Once 18 Subjects have been dosed, within thirty (30) days prior to the first day of each subsequent calendar quarter thereafter until Study Completion, Kite shall invoice Humanigen an amount equal to fifty percent (50%) of the anticipated out-of-pocket costs to be incurred in conducting the Study for the upcoming calendar quarter, as reasonably forecasted by Kite, and Humanigen shall pay all such invoices within thirty (30) days of receipt of such invoice from Kite. Any excess amounts paid by Humanigen to Kite hereunder will be refunded to Humanigen within sixty (60) days of Study Completion.

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2.10       Additional Studies.

(a)       Using Combination. After completing the Study, if one Party (“Proposing Party”) wishes to conduct one or more additional studies that include the other Party’s Investigational Product (“Additional Study(ies)”), the Proposing Party will provide the other Party with a protocol summarizing the Additional Study(ies) (“Additional Study Plan(s)”), and the opportunity to participate, at least six (6) months prior to initiating any Additional Studies. If the other Party decides to not participate in the Additional Study(ies), the Proposing Party may proceed alone on the Additional Study Plan(s) at its own expense, provided the Additional Studies are approved by regulatory authorities, and provided further that the non-Proposing Party will be under no obligation to provide any support, Investigational Products or materials to the Proposing Party for such Additional Study(ies). The Parties shall discuss providing supply of its respective Investigational Product for an Additional Study, provided that neither Party shall be obligated to supply its Investigational Product for any Additional Study.

(b)       Other Studies. Nothing in this Agreement shall (a) prohibit either Party from performing any additional studies relating to its own Investigational Product, either individually or in combination with any other compound or product, in any therapeutic area or (b) create an exclusive relationship between the Parties with respect to either Investigational Product.

Article 3

GOVERNANCE

3.1       Joint Development Committee.

(a)       Establishment of the JDC. Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Development Committee (“Joint Development Committee” or “JDC”) to oversee the Study. The JDC shall be composed of at least two (2), but no more than three (3) representatives designated by each Party (and the Parties need not have the same number of representatives). The representatives shall be appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) for the activities then being undertaken. Each Party shall designate one of its representatives as its primary JDC contact for JDC matters (each, a Party’s “JDC Co-Leader”). Kite’s JDC Co-Leader shall chair the Joint Development Committee (“JDC Chair”), including scheduling JDC meetings and setting meeting agendas. A Party may replace any or all of its representatives (and designated JDC Co-Leader) at any time by informing the other Party’s JDC Co-Leader in advance, in writing (which may be by email). The JDC shall exist during the Term, unless otherwise mutually agreed by the Parties in writing.

(b)       Responsibilities of the JDC. The Joint Development Committee shall be responsible for the following activities:

(i)       reviewing and approving the Protocol and any subsequent amendments to the Protocol;

(ii)       reviewing and amending the budget as may be reasonably necessary to reflect changes in the Study;

(iii)       approving Participating Sites and Investigators;

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(iv)       reviewing the progress of the Study;

(v)       establishing the Data Review Committee (as described in Section 3.2) and deciding whether and how to address its recommendations;

(vi)       evaluating and determining how to address any safety matters related to the Combination;

(vii)       reviewing the progress of the Sample Analysis Plan, including determining the timing for Sample Analysis to be performed by a Party and the transfer of results to the other Party;

(viii)       coordinating the transfer of materials and information between the Parties, including the Study Data, the Final Study Report, the Samples and the Sample Data;

(ix)       addressing any issues that may arise in the event of a shortage of supply of Humanigen Investigational Product for the Study, subject to Section 4.1;

(x)       attempting to resolve any Disputes related to the Study; and

(xi)       performing such other functions as appropriate to further the purposes of the Study, or as otherwise specified in this Agreement.

(c)       Unanimous Decisions. Actions and decisions to be taken by the JDC shall be made only following a unanimous vote, with each Party’s representatives on the JDC having collectively one (1) vote, provided that, Kite’s JDC representatives shall have the final decision making authority with respect to (i) operational matters in conducting the Study, including selecting Participating Sites, Investigators and CROs, and (ii) amendments to the Protocol that do not directly relate to the Humanigen Investigational Product or the part of the Combination that consists of the Humanigen Investigational Product, in each case that does not result in an increase in the mutually agreed upon budget by fifteen percent (15%). For clarity, Kite’s JDC representatives shall not have final decision making authority with respect to matters directly related to the Humanigen Investigational Product or the part of the Combination that consists of the Humanigen Investigational Product, and Humanigen’s JDC representatives shall not have final decision making authority with respect to matters directly related to the Kite Investigational Product or the part of the Combination that consists of the Kite Investigational Product. If the JDC cannot reach unanimous agreement within fifteen (15) Business Days of a matter being brought to a vote not otherwise addressed by this Section 3.1(c), either Party may refer the dispute to the Parties’ executives for resolution in accordance with Section 15.1. The JDC has no authority to amend, or to waive compliance with, any provisions of this Agreement.

(d)       Meetings; Attendees; Decisions. Once established, the Joint Development Committee shall meet at least once each calendar quarter. The JDC may meet in person or via teleconference, video conference or the like, provided that at least one (1) meeting per calendar year shall be held in person (unless otherwise agreed by the Parties). Each Party shall bear the expense of its respective representatives’ participation in JDC meetings. If a Party’s representative is unable to attend a given meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. Each Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JDC meetings, provided that such invitees are bound by appropriate confidentiality obligations. The JDC shall maintain written minutes of each JDC meeting, including all decisions made, action items assigned or completed and other appropriate matters. The JDC Chair shall prepare the initial draft minutes and provide the Humanigen Co-Leader with ten (10) business days for Humanigen to review and approve such minutes.

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(e)       Sub-Teams; Designees. From time to time, the Joint Development Committee may establish sub-teams to oversee particular projects or activities, and such sub-teams will be constituted and operate as determined by the JDC. From time to time, the JDC may designate individuals (by name or function) to oversee activities, and such designees will perform such activities as determined by the JDC. The JDC also reserves the right to discontinue sub-teams.

3.2       Data Review Committee.

(a)       Establishment of the DRC; Meetings. Under the direction of the Joint Development Committee, the Parties may establish a Data Review Committee (“Data Review Committee” or “DRC”) to monitor the safety of the Investigational Products being used in the Study. The DRC shall be composed of (i) at least one clinician designated by Humanigen familiar with the therapeutic profile of the Humanigen Investigational Product; (ii) at least one clinician designated by Kite familiar with the therapeutic profile of the Kite Investigational Product; and (iii) if the Parties agree to include one or more Third Party clinicians, such individuals shall be acceptable to both Parties, and shall be bound by appropriate confidentiality and invention assignment obligations. The DRC shall meet at least once each calendar quarter or at such other times as deemed appropriate by the Parties and on an ad hoc basis as necessary during the Study.

(b)       Responsibilities of the DRC. The Data Review Committee shall be responsible for performing the following functions:

(i)       evaluating suspected dose-limiting toxicities (using criteria defined in the Protocol, if applicable) and adjudicating treatment related adverse events, based on clinical experience with the Investigational Products;

(ii)       making recommendations to the JDC to hold dosing or enrollment, if safety data require further evaluation;

(iii)       making recommendations to the JDC to end dosing or enrollment; and

(iv)       performing such other functions as directed by the JDC.

(c)       Advisory Body. The Data Review Committee shall be solely an advisory body to the JDC and shall not have any power to make decisions that bind either Party.

3.3       Data Monitoring Committee. The Parties may establish a data monitoring committee, of independent clinician(s) agreed to by the Parties, to make safety recommendations about the safety of the Study to the JDC.

Article 4

SUPPLY OF STUDY DRUGS

4.1       Humanigen Investigational Product.

(a)       Manufacture and Supply. Promptly following the Effective Date, but in no event later than sixty (60) days following the Effective Date, Humanigen and Kite will enter into a supply agreement (the “Supply Agreement”) which will set out the quantities of the Humanigen Investigational Product that Humanigen will supply, or cause to be supplied (including setting aside a reserve of Humanigen Investigational Product in case of unanticipated or unforeseen shortages, or in the event of dissolution or insolvency), and the timelines for such supply, in each case, for use in the Study, including any extensions thereto. Humanigen shall supply Humanigen Investigational Product for use in the Study, at its expense, and in the quantities specified in the Supply Agreement. Humanigen represents and warrants to Kite that: (i) Humanigen shall supply Humanigen Investigational Product to reach Study Completion; (ii) such Humanigen Investigational Product shall be manufactured in compliance with: the Specifications for the Humanigen Investigational Product, Applicable Law and the Quality Agreement. Humanigen or its designee will deliver Humanigen Investigational Product to (i) Kite or (ii) a Project Participant as designated by Kite or the Joint Development Committee (for purposes of Section 4.1(b), “Delivery Locations”).

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(b)       Delivery. Humanigen shall deliver the Humanigen Investigational Product to the Delivery Locations in accordance with the Quality Agreement and the timelines specified in the Supply Agreement or determined by the Joint Development Committee.

(c)       Remaining Investigational Product. Upon completion or termination of the Study, Kite shall use commercially reasonable efforts to have all unused quantities of Humanigen Investigational Product, as well as all used vials and bottles containing the Humanigen Investigational Product, returned to Humanigen or destroyed (as directed by Humanigen, and at Humanigen’s cost) and documented accordingly.

(d)       Use of Humanigen Investigational Product. From the Effective Date until the first to occur of Study Completion or any earlier termination of the Study, Kite has the right to use the Humanigen Investigational Product for the purpose of conducting the Study, including without limitation, to perform any analytical methods validation transfer, if required, and shall use the Humanigen Investigational Product solely for such purpose. Kite shall use, store, transport, handle and dispose of the Humanigen Investigational Product in compliance with Applicable Law, the Quality Agreement and all reasonable instructions from Humanigen. Kite shall not use the Humanigen Investigational Product for any research, development or commercial purpose, other than for the Study; Kite shall not attempt to derive or reverse engineer the composition or underlying information or structure of the Humanigen Investigational Product, and in particular shall not analyze the Humanigen Investigational Product by physical, biological, chemical or biochemical means, except as necessary to perform its obligations under the Quality Agreement.

4.2       Insufficient Quantities. In the event that Humanigen determines that there are insufficient quantities of the Humanigen Investigational Product to reach Study Completion, Humanigen shall promptly provide written notice to Kite, including what quantities or manufacturing capacity of its Humanigen Investigational Product, if any, are available for the Study. The JDC will promptly discuss how to address the shortage and allocate the available amounts of Humanigen Investigational Product manufacturing capacity.

4.3       Quality Agreement. Within sixty (60) days of executing this Agreement, the Parties shall enter into a quality agreement establishing the quality requirements for Humanigen Investigational Product (“Quality Agreement”). In the event of a conflict between the Quality Agreement and this Agreement, this Agreement shall govern and control, unless otherwise expressly provided in the Quality Agreement.

4.4       Mutual Obligations.

(a)       Each Party shall (directly or through its subcontractor, subject to Section 10.1) obtain and maintain all regulatory approvals (including facility licenses) required to manufacture its respective Investigational Product in compliance with Applicable Law.

(b)       Each Party shall notify the other Party as promptly as possible in the event any manufacturing delay (or other event) is likely to adversely affect its ability to fulfill its obligations to supply its Investigational Product under this Agreement.

(c)       For clarity, this Agreement does not create any obligation on the part of either Party to provide its Investigational Product for any activities or purposes other than to conduct the Study.

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Article 5

STUDY DATA; SAMPLE ANALYSES AND SAMPLE DATA

5.1       Study Data.

(a)       Database; Analysis. Kite shall maintain all Study Data in its database in accordance with Applicable Law. Prior to Study Completion, Kite shall provide Study Data summaries and interim clinical study reports to Humanigen in accordance with the timelines to be determined by the JDC. Following Study Completion, Kite shall lead and coordinate the analysis of Study Data, with Humanigen support and involvement. Kite shall provide such Study Data to Humanigen via electronic data transfer, in SAS format or as otherwise agreed by the Parties, in conjunction with the Final Study Report.

(b)       Ownership and Use of Study Data. Kite shall solely own all Study Data that relate solely to the Kite Investigational Product. Humanigen shall solely own all Study Data that relate solely to the Humanigen Investigational Product. Except to the extent otherwise agreed in writing by an authorized representative of each Party, each Party shall use the other Party’s Study Data only for the purposes of: (i) seeking regulatory approval for the use of its Investigational Product in the Combination, and (ii) filing and Prosecuting Patent applications for Collaboration Inventions and enforcing any resulting Patents in accordance with Article 6. The Parties shall jointly own Study Data that relate solely to the Combination, and not solely to an Investigational Product. Such jointly owned Study Data shall be deemed Joint Confidential Information. Each Party has the right to use the jointly owned Study Data for any lawful purpose; provided, however, each Party’s use of the jointly owned Study Data is subject to: (i) Section 6.3(e), (ii) the limitations on disclosure of the other Party’s Confidential Information in Section 2.6(c) and Article 7, (iii) the limitations on disclosure of Joint Confidential Information in Section 2.6(c) and Article 7; (iv) Article 8; and (v) providing written notice to the other Party of such Party’s anticipated use of the jointly owned Study Data in a timely manner prior to such anticipated use.

5.2       Samples and Sample Analyses.

(a)       Samples. During the Study, Kite will direct the collection of certain biologic samples from Subjects (“Samples”), as set forth in the Protocol.

(b)       Sample Analysis. Kite shall provide to Humanigen the Samples necessary for Humanigen to perform the Sample Analysis for which Humanigen is responsible, pursuant to the Sample Analysis Plan. Each Party, at its own expense, shall perform (directly or through an Affiliate or Third Party acting on its behalf) the testing procedures and analyses of the Samples (together “Sample Analysis/es”) pursuant to the sample analysis plan attached hereto as Exhibit C (“Sample Analysis Plan”), which shall be set forth in the Protocol. The Sample Analyses shall be performed by a Party in accordance with the timeline set forth in the Sample Analysis Plan or otherwise determined by the JDC.

(c)       Neither Party shall use the Samples for any purpose other than to perform the Sample Analyses for which it is responsible, without the prior written consent of the other Party. Humanigen shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Kite Investigational Product, and in particular, shall not analyze the Kite Investigational Product by physical, chemical or biochemical means.

5.3       Sample Data.

(a)       Each Party will be responsible for conducting the Sample Analysis for its own Investigational Product; the Party responsible for conducting Sample Analysis for the Combination will be set forth in the Sample Analysis Plan. Kite and Humanigen will each generate data (including raw data), findings, conclusions and other results in conducting such Sample Analyses for Samples obtained from the Study (“Sample Data”). Each Party shall provide to the other Party the results and/or analysis generated in the course of performing Sample Analyses for the Study via electronic data transfer or other format/media determined by the JDC. Such results shall be provided to the other Party within thirty (30) days of completion of the analysis or as otherwise set forth in the Sample Analysis Plan or otherwise agreed by the JDC.

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(b)       Kite shall solely own all Sample Data that relate solely to the Kite Investigational Product. Humanigen shall solely own all Sample Data that relate solely to the Humanigen Investigational Product. Except to the extent otherwise agreed in writing by an authorized representative of each Party, each Party shall use the other Party’s Sample Data only for the purposes of (i) seeking regulatory approval for the use of its Investigational Product in the Combination, and (ii) filing and Prosecuting Patent applications for Collaboration Inventions and enforcing any resulting Patents in accordance with Article 6. Further, Kite shall have the right to access and use Humanigen Sample Data for the purpose of performing correlative analysis(es) with the Kite Sample Data. The Parties shall jointly own Sample Data that relate solely to the Combination, and not solely to an Investigational Product. Such jointly owned Sample Data shall be deemed Joint Confidential Information. For clarity, and by way of example, the results of the correlative analysis(es) to be performed by Kite with use of the Humanigen Sample Data and Kite Sample Data relates solely to the Combination, shall be jointly owned by the Parties, and shall be deemed jointly owned Sample Data and Joint Confidential Information. Each Party has the right to use the jointly owned Sample Data for any lawful purpose; provided, however, each Party’s use of the jointly owned Sample Data is subject to: (i) Section 6.3(e); (ii) the limitations on disclosure of the other Party’s Confidential Information in Section 2.6(c) and Article 7; (iii) the limitations on disclosure of Joint Confidential Information in Section 2.6(c) and Article 7; (iv) Article 8; and (v) providing written notice to the other Party of such Party’s anticipated use of the jointly owned Sample Data in a timely manner prior to such anticipated use.

Article 6

INTELLECTUAL PROPERTY

6.1       Ownership and Use; Definitions.

(a)       Ownership of other Inventions. Ownership of any Invention that is not a Kite Owned Invention, Humanigen Owned Invention, or Collaboration Invention will be determined in accordance with U.S. patent law.

(b)       Sole Ownership and Use of Investigational Product-Specific Inventions

(i)       All Inventions that relate solely to (A) the Kite Investigational Product and uses thereof, methods of making, and modifications thereof, including improvements thereto, or (B) the Study Data and Sample Data that is solely owned by Kite (collectively, a “Kite Owned Invention”), and all right, title and interest therein, shall be the sole and exclusive property of Kite. For the avoidance of doubt, any Collaboration Invention that generically encompasses the Kite Investigational Product (and not the Humanigen Investigational Product) within its scope, even where the Kite Investigational Product is not disclosed per se, is a Kite Owned Invention. Kite shall solely own all right, title and interest in and to any Kite Owned Invention. Kite shall have the sole right (but not the obligation), at its sole expense, to file, Prosecute, Maintain, and enforce Patents on the Kite Owned Inventions, including the right to use Study Data and Sample Data in such Prosecution and Maintenance subject to the obligations in Articles 5, 6 and 7.

(ii)       All Inventions that relate solely to (A) the Humanigen Investigational Product and uses thereof, methods of making, and modifications thereof, including any improvements thereto, or (B) the Study Data and Sample Data that is solely owned by Humanigen (“collectively, “Humanigen Owned Inventions””), and all right, title and interest therein, shall be the sole and exclusive property of Humanigen. For the avoidance of doubt, any Collaboration Invention that generically encompasses the Humanigen Investigational Product (and not the Kite Investigational Product) within its scope, even where the Humanigen Investigational Product is not disclosed per se, is a Humanigen Owned Invention. Humanigen shall solely own all right, title and interest in and to any Humanigen Owned Invention. Humanigen shall have the sole right (but not the obligation), at its sole expense, to file, Prosecute, Maintain, and enforce Patents on the Humanigen Owned Inventions, including the right to use Study Data and Sample Data in such Prosecution and Maintenance subject to the obligations in Articles 5, 6 and 7.

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(c)       Joint Ownership of Collaboration Inventions. All rights to all Inventions relating to, or covering the Combination that are not Kite Owned Inventions or Humanigen Owned Inventions (“Collaboration Inventions”), and all right, title and interest thereto, shall be jointly owned by Kite and Humanigen. Each Party shall promptly disclose to the other Party any Invention they reasonably believe to be a Collaboration Invention. For those countries where a specific license is required for a joint owner of a Collaboration Invention to practice such Collaboration Invention in such countries, (i) Humanigen hereby grants to Kite a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Humanigen’s right, title and interest in and to all Collaboration Inventions to use such Inventions for any use, and (ii) Kite hereby grants to Humanigen a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Kite’s right, title and interest in and to all Collaboration Inventions to use such Inventions for any use, in each case subject to the obligations in Articles 5, 6 and 7. For clarity, the terms of this Agreement do not provide either Party with any rights, title or interest or any license to the other Party’s intellectual property except as necessary to conduct the Study, and as expressly provided under this Agreement, including as set forth in Section 6.3(e), below.

(d)       Assignments and Cooperation. Each Party hereby assigns to the other Party any joint or sole ownership interest in the Inventions as necessary to effectuate ownership of the Inventions as set forth in Sections 6.1(b) and 6.1(c). Each Party shall require its employees and Third Parties acting on a Party’s behalf to assign to such Party any Inventions conceived, reduced to practice or otherwise created by such employees or Third Parties, and to cooperate with such Party in connection with obtaining patent protection therefor. The Parties agree to cooperate with each other to effectuate ownership of the Inventions as set forth in Sections 6.1(b) and 6.1(c), including by executing and recording documents.

6.2       Mutual Freedom to Operate for Collaboration Inventions.

(a)       License to Kite. Humanigen hereby grants to Kite a non-exclusive, worldwide, fully paid, perpetual, sublicensable (as described in Section 6.2(c)) license, under Humanigen’s right, title and interest in and to the Humanigen Owned Inventions, solely for the purpose of performing of the Study with the Kite Investigational Product for use in the Combination.

(b)       License to Humanigen. Kite hereby grants to Humanigen a non-exclusive, worldwide, fully paid, perpetual, sublicensable (as described in Section 6.2(c)) license, under Kite’s right, title and interest in and to the Kite Owned Inventions, solely for the purpose of performing the Study with the Humanigen Investigational Product for use in the Combination.

(c)       Sublicenses; Exercise of Licensed Rights by Third Parties. Each Party may sublicense the rights granted to such Party under this Section 6.2, and any rights under such sublicense may be further sublicensed to multiple tiers of sublicensees. Further, the rights under such licenses may be exercised by an Affiliate or Third Party on behalf of such Party (or a sublicensee) without the grant of a sublicense of such rights.

(d)       No Implied Licenses; Background IP. Except as otherwise expressly provided in this Agreement, this Agreement does not grant any right or license to either Party under any of the other Party’s intellectual property rights (including pre-existing intellectual property rights owned or controlled by either Party prior to the Effective Date or intellectual property rights developed by such Party independently from the activities contemplated under this Agreement (“Background IP”)), and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties, provided, however, that (i) Humanigen hereby covenants and agrees not to assert that the use of any Collaboration Invention, or the Study Data, or the Sample Data by Kite or its Affiliates has infringed any Background IP of Humanigen and (ii) Kite hereby covenants and agrees not to assert that the use of any Collaboration Invention, or the Study Data, or the Sample Data by Humanigen or its Affiliates has infringed any Background IP of Kite. For clarity, the terms of this Agreement do not provide Kite or Humanigen any rights to use or commercialize the other Party’s Investigational Products, alone or in combination with that Party’s Investigational Products.

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(e)       Termination. Any and all licenses granted under this Section 6.2 shall terminate upon the latest of (i) termination of this Agreement, and (ii) Study Completion.

6.3       Patent Prosecution and Maintenance of Collaboration Inventions.

(a)       Prosecution and Maintenance of Joint Patents. Kite will control the Prosecution and Maintenance of any Patent covering the Collaboration Invention (“Joint Patent”), including deciding on (i) the content of the application; (ii) the countries in which Prosecution and Maintenance should be conducted, subject to Section 6.3(d); and (iii) the timing for filing of any provisional or regular Patent application. Kite will consult Humanigen in a timely manner and consider Humanigen’s comments in good faith. In the event of conflicting comments to Prosecution and Maintenance, Kite will make the final decision. Kite will provide copies of all Joint Patent applications filed and all related Prosecution and Maintenance documents to Humanigen.

(b)       Cooperation. Humanigen shall cooperate with and assist Kite in the Prosecution and Maintenance of any Joint Patent, including (i) consulting with Kite after receiving any substantial action or development in the Prosecution and Maintenance of such Patent and (i) making its relevant scientists and scientific records reasonably available.

(c)       Costs. Except as provided in Sections 6.3(a) and 6.3(d), the Parties shall equally share the out-of-pocket costs for all Joint Patents, with each Party contributing up to US$250,000 per annum unless jointly agreed in writing by the Parties.

(d)       Assignment to One Party. In the event that one Party (for purposes of this Section, the “Filing Party”) wishes to file a Patent application for a given Collaboration Invention and the other Party (for purposes of this Section, the “Non-Filing Party”) does not wish to file such Patent application in any countries or in particular countries, the Non-Filing Party shall execute such documents and perform such acts, at the Filing Party’s expense, as may be reasonably necessary to effect an assignment of such Collaboration Invention (including applicable Patent applications) to the Filing Party in all applicable countries, in a timely manner, to allow the Filing Party to Prosecute and Maintain such Patent applications, at the Filing Party’s expense. Likewise, if a Party (for purposes of this Section, the “Opting-Out Party”) wishes to discontinue the Prosecution and Maintenance of a Patent application for a given Collaboration Invention in any countries or in particular countries, the other Party, at its sole option (for purposes of this Section, the “Continuing Party”), may continue such Prosecution and Maintenance. In such event, the Opting-Out Party shall execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary to effect an assignment of such Collaboration Invention (including applicable Patent applications) to the Continuing Party in all applicable countries, in a timely manner, to allow the Continuing Party to Prosecute and Maintain such Patent applications, at the Continuing Party’s expense. The Non-Filing Party and the Opting-Out Party (as applicable) shall be entitled to receive copies of all Patent applications filed and all related Prosecution and Maintenance documents. Any Collaboration Invention (including applicable Patent applications) so assigned shall thereafter be owned solely by the Filing Party or Continuing Party (as applicable), provided however, that the Non-Filing Party or Opting-out Party as applicable (including its successors and assigns) shall retain a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, sublicensable, transferable, and fully paid-up license for all purposes under any Patent claims arising from such Collaboration Invention or Joint Patent in any applicable countries with respect to a product discovered, developed, or commercialized by the Non-Filing Party or Opting-out Party.

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(e)       Limitations on Patent Prosecution. Notwithstanding anything to the contrary in Section 5.1(b) and Section 5.3(b), and except as expressly provided in Section 6.1(d) and Section 6.3(a), without the prior written consent of the other Party:

(i)       neither Humanigen nor Kite shall file or Prosecute any Patent application covering the subject matter of a Collaboration Invention or otherwise disclosing the other Party’s Confidential Information or, the Protocol, any jointly owned or solely owned Study Data or Sample Data, either relating to the Combination of the Kite Investigational Product and the Humanigen Investigational Product or any relating to the other Party’s Investigational Product, to the extent such information has not been previously published;

(ii)       Humanigen shall not file or Prosecute any Patent application covering the subject matter of a Kite Owned Invention;

(iii)       Kite shall not file or Prosecute any Patent application covering the subject matter of a Humanigen Owned Invention; and

(iv)       neither Humanigen nor Kite shall (A) provide assistance to any Third Party for any patent application covering subject matter that such Party is restricted from filing or prosecuting under clauses 6.3(e)(i) – 6.3(e)(iii) or (B) grant the right to any Third Party to disclose the Study Data or the Sample Data in the filing or prosecution of any patent application, regardless of which Party(ies) own such data, except in the case of clause (B), if such Third Party is an Affiliate of such Party.

(f)       Joint Research Agreement. This Agreement shall be deemed a joint research agreement under 35 U.S.C. §102(c) and any foreign counterparts entered into for the purpose of developing the combination of Kite Investigational Product and Humanigen Investigational Product.

6.4       Third Party Infringement and Patent Enforcement or Defense.

(a)       Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of any Joint Patent, including Third Party submissions and post-grant reviews, unenforceability, or non-infringement of any such Joint Patent (collectively “Third-Party Infringement”). Within fifteen (15) days after receipt of such notice, the Parties shall consult with each other to determine the response to any Third Party Infringement.

(b)       Enforcement or Defense. Kite will have the sole right, at its sole discretion and expense, for enforcing and defending any Patents on Kite Owned Inventions and any Joint Patents assigned to Kite under Section 6.3(d). Humanigen will have the sole right, at its sole discretion and expense, for enforcing and defending any Patents on Humanigen Owned Inventions and any Joint Patents assigned to Humanigen under Section 6.3(d). The Parties shall jointly decide on a strategy for the enforcement and defense of any Joint Patent that is jointly owned and on each Party’s rights and obligations in connection therewith.

Article 7

CONFIDENTIALITY

7.1       Ownership of Confidential Information.

(a)       Except as otherwise expressly provided in the Agreement, Study Data, Sample Data, Inventions and other intellectual property, shall be the Confidential Information of the Party(ies) that own such Study Data, Sample Data, Inventions and other intellectual property.

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(b)       Data and other information (including Study Data, Sample Data and Inventions) specifically and solely related to the Kite Investigational Product or to the Humanigen Investigational Product shall be the Confidential Information solely of Kite or solely of Humanigen, respectively. Such information includes protocol synopses, investigators’ brochures (and portions thereof), biomarker data, pharmacokinetic and pharmacodynamic data and product storage, handling, expiry, administration and in use handling information.

(c)       Data and other information (including Study Data, Sample Data and Collaboration Inventions) generated in conduct of the Study and not solely related to only one of the Investigational Products, shall be Confidential Information of both Kite and Humanigen (“Joint Confidential Information”).

7.2       Disclosure and Use of Confidential Information.

(a)       Kite Confidential Information and Humanigen Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, each Party (the “Receiving Party”) in possession of the Confidential Information of the other Party (the “Disclosing Party”) shall: (i) hold in confidence and not disclose the Disclosing Party’s Confidential Information to any Third Party (including without limitation, any future or potential Third Party collaborators), (ii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted) and (iii) only use the Disclosing Party’s Confidential Information in connection with activities contemplated by, the exercise of rights permitted by or in order to further the purposes of this Agreement.

(b)       Exceptions. The foregoing obligations under Section 7.2(a) of the Receiving Party shall not apply to the Disclosing Party’s Confidential Information, to the extent that the Receiving Party establishes by written evidence that such Confidential Information:

(i)       was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the Disclosing Party;

(ii)       was generally available to the public or otherwise part of the public domain at the time of its disclosure by the Disclosing Party;

(iii)       became generally available to the public or otherwise part of the public domain, other than through any act or omission of the Receiving Party in breach of this Agreement, after its disclosure by the Disclosing Party;

(iv)       was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(v)       was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information or Joint Confidential Information, as the case may be; or

(vi)       is no longer subject to the provisions of Section 7.2 by the prior written consent of the Disclosing Party.

(c)       Joint Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, or to the extent Study results have been published in accordance with Section 8.2 , each Party shall, with regard to Joint Confidential Information, (i) hold in confidence and not disclose Joint Confidential Information to any Third Party (including without limitation, any future or potential Third Party collaborators), (ii) take all reasonable precautions to protect Joint Confidential Information (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted) and (iii) only use Joint Confidential Information in connection with activities contemplated by, the exercise of rights permitted by or in order to further the purposes of this Agreement.

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7.3       Authorized Disclosures.

(a)       Legal Compliance. A Party may disclose the other Party’s Confidential Information or Joint Confidential Information, as the case may be, if such disclosure is required by law, rule or regulation (including to comply with the order of a court or governmental regulations, disclosure by sponsor on any clinical trial registries, if applicable, and any disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded), but only to the extent such disclosure is reasonably necessary for such compliance; and further provided, that such Party shall where practicable provide prompt notice of such disclosure requirement to the other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise prevent such disclosure (in each case, to the extent it is legally permitted to do so).

(b)       Regulatory Authorities. A Party may disclose Joint Confidential Information to Regulatory Authorities to the extent such disclosure is required to comply with applicable governmental regulations or is in connection with such Party’s filings, submissions and communications with Regulatory Authorities regarding such Party’s Investigational Product; provided, however, such Party shall provide written notice to the other Party of such Party’s anticipated use of the Joint Confidential Information in a timely manner prior to such anticipated use.

(c)       Subcontractors. A Party may disclose the other Party’s Confidential Information or Joint Confidential Information, as the case may be, to subcontractors to the extent such disclosure is required to conduct the Study or perform the Sample Analysis; provided that any such subcontractors are contractually bound in writing by obligations reasonably similar to those set forth in Section 7.2.

(d)       Affiliates; Professional Advisors; Other Third Parties. Except for Exhibit A (Kite protocol synopsis) and Exhibit C (Sample Analysis Plan), which is Kite Confidential Information, for the purposes of this Section 7.3(d) , the terms of this Agreement shall be deemed to be Joint Confidential Information. A Party may disclose the terms of this Agreement (or a summary thereof) or the other Party’s Confidential Information or Joint Confidential Information, as the case may be, on a confidential basis and to the extent reasonably necessary, to its Affiliates, board members, accountants, attorneys, auditors or other professional advisors; provided that any such board members, accountants, attorneys, auditors or other professional advisors are legally bound by obligations reasonably similar to those set forth in Section 7.2. A Party may disclose the terms of this Agreement (or a summary thereof) or any Joint Confidential Information, to the extent reasonably necessary, to any bona fide (as evidenced by a written offer or term sheet) potential or actual investors, acquirers or merger partners for the sole purpose of evaluating an actual or potential investment, acquisition or merger; provided, however any such permitted disclosees must be contractually bound in writing by obligations reasonably similar to those set forth in Section 7.2.

7.4       Termination of Prior Agreements. As of the Effective Date, this Agreement supersedes the Non-Disclosure Agreement between Kite and Humanigen, Inc. effective as of June 4, 2018. All “Information” (as defined in such non-disclosure agreement) exchanged between the Parties thereunder shall be deemed Confidential Information of the Disclosing Party hereunder and shall be subject to the provisions of Article 7.

Article 8

PUBLIC DISCLOSURES; USE OF NAMES

8.1       Clinical Trials Registries. Kite agrees that it is the “responsible party” as that term is used in Title VIII Section 801 of the Food Drug Administration Amendments Act 2007 (known as FDAAA 801) and, as such, agrees to timely post the required Study information on ClinicalTrials.gov, and on other clinical trials registries as required by Applicable Law.

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8.2       Publications and Presentations.

(a)       Kite is committed to timely publication of the final results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study. Kite shall have the right to first publish or present any interim results and the final results of the Study (in accordance with this Section 8.2); provided that Kite gives Humanigen an opportunity to review and provide comments in accordance with subsection (b), with such comments to be included at Kite’s sole discretion. Humanigen agrees not to publish any results of the Study or Sample Data (including any interim Study results or Sample Data) prior to the timely publication of such Study results by Kite.

(b)       Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the Study results for publication or presentation or any other dissemination of results, including oral presentations, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure:

(i)       At least forty-five (45) days prior to submission for publication of any paper, letter or any other publication, or thirty (30) days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication or presentation in an electronic version. Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation for an additional ninety (90) days in order to allow for actions to be taken to preserve rights for patent protection.

(ii)       The publishing Party shall give reasonable consideration to any request by the other Party made within the periods set forth in subsection (i) above to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

(iii)       The publishing Party shall remove all Confidential Information of the other Party as requested by such other Party before finalizing the publication.

(iv)       Acknowledgements. Each Party agrees to identify and acknowledge the other Party’s support in any press release and any other publication or presentation of the results of the Study.

8.3       Press Releases and Other Public Disclosures.

(a)       Generally. For purposes of Section 8.3, a “Disclosure” means a press release or other public disclosure (including without limitation, investor calls) concerning this Agreement or the subject matter hereof, including the terms and conditions of this Agreement and the Protocol. The provisions of Section 8.3 are in addition to the provisions of Article 7.

(b)       Review and Approval. Each Party agrees that the other Party shall have no less than five (5) Business Days (before the date of a proposed Disclosure) to review and provide comments regarding any proposed Disclosure (subject to Section 8.3(d)), unless a shorter review time is agreed to by both Parties; provided that if such proposed Disclosure contains patentable subject matter owned solely or jointly by the reviewing party, the disclosing party will delay such proposed Disclosure, for ninety (90) days, to permit the reviewing party to prepare and file a patent application. Except for Disclosures covered by other provisions of Section 8.3, if a Party desires to make a Disclosure, it shall obtain the other Party’s prior written approval for the proposed Disclosure. Disclosures include public communications that contain previously disclosed information; provided, however, neither Party shall be required to obtain the other Party’s approval to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with Section 8.3, provided such information remains accurate at such time.

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(c)       Joint Press Release by Kite. Promptly after the Effective Date, the Parties shall issue the joint press release in the form set forth in Exhibit D.

(d)       Disclosure Required by Law. In the event that one Party reasonably concludes, based on the opinion of legal counsel, that a Disclosure is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded (for purposes of Section 8.3, collectively, an “Exchange”)), such Party shall provide the other Party with such advance notice of this Disclosure as it reasonably can, but shall not be required to obtain approval therefor. Each Party agrees that it shall obtain its own legal advice with regard to its compliance with securities laws, rules and regulations, and will not rely on any statements made by the other Party relating to such securities laws, rules and regulations.

(e)       Filing of Agreement. The Parties acknowledge that either or both Parties may be obligated under the disclosure requirements of an Exchange to file a copy of this Agreement with such Exchange. Each Party shall be entitled to make such a required filing, provided that it uses reasonable efforts to request confidential treatment of the commercial terms and sensitive technical terms of this Agreement, to the extent such confidential treatment is reasonably available to such Party. The filing Party shall provide to the other Party a copy of this Agreement marked to show the provisions for which the filing Party intends to seek confidential treatment no less than five (5) Business Days before the date of the proposed filing, for such other Party’s review and comment, and shall thereafter provide reasonable advance notice and opportunity for comment on any subsequent changes to the proposed redactions.

8.4       Use of Names. Each Party agrees to identify the other Party and acknowledge its support in any press release and any publication or presentation of the Study Data or Sample Data (which shall be in accordance with other provisions of this Agreement, including Section 8.2). Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name of “Kite,” “Gilead,” “Humanigen” or any other trade name or trademark of the other Party (or its Affiliates) in any public statement or for commercial, marketing or other promotional purpose, without the other Party’s prior written consent.

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Article 9

HUMAN SUBJECTS

9.1       Informed Consent. Kite shall prepare the patient informed consent form for the Study (which shall include any required consent for the Sample Analysis) in consultation with Humanigen (it being understood and agreed that the portion of the informed consent form relating to the Humanigen Investigational Product will be provided to Kite by Humanigen and shall include risks and discomforts associated with the Humanigen Investigational Product substantially similar to those identified in the safety information made available to Kite by Humanigen). Any changes to such form that relate to the Humanigen Investigational Product shall be subject to Humanigen’s review and prior written consent. Kite shall obtain the informed written consent of all Subjects participating in the Study, in accordance with Applicable Law. The informed consent form: (a) shall not represent that Humanigen is a Sponsor; (b) shall not represent that Humanigen agrees to compensate Subjects for Study-related injuries; and (c) shall not represent that Humanigen shall provide the Humanigen Investigational Product to Subjects after Study Completion or early termination of the Study. Kite shall provide copies of the forms of informed written consents upon Humanigen’s request. To the extent consents are validly obtained, and in a form approved by Kite, Kite further represents and warrants that the Samples may be used as contemplated in this Agreement without any obligation to the Subjects or Project Participants, including any obligations of compensation to such Subjects or Project Participants or any other Third Party for the intellectual property associated with such Samples or Sample Data.

9.2       IRB Approval. Kite shall obtain IRB review and approval of the Protocol and the informed consent form to be used in the Study in accordance with Applicable Law.

9.3       Patient Privacy and Data Protection. Each Party shall comply with Applicable Law relating to patient privacy and data protection. Each Party agrees that it shall not disclose in any publication, information that would reveal the identity of a Subject (such as name, social security number, telephone number or address), without the written consent of such Subject.

9.4       Financial Disclosures. Within a reasonable time after the Effective Date, the Parties shall enter into an agreement related to the collection of financial disclosure information from “clinical investigators” involved in the Study and the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents. Among other things, such agreement will provide (a) for Kite to track and collect from all “clinical investigators” involved in the Study either separate certification and/or disclosure forms for each of Kite and Humanigen or one (1) “combined” certification and/or disclosure form for both Kite and Humanigen and (b) that Kite will be responsible for preparing and submitting the Financial Disclosure Module 1.3.4 components to the FDA for any Regulatory Documentation in connection with the Study. For purposes of this Section 9.4, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

9.5       Transparency. To the extent required by Applicable Law, Kite will be responsible for reporting payments and other transfers of value made to health care professionals (e.g. investigators, steering committee members, data monitoring committee members, consultants, etc.) in connection with the Study in accordance with reporting requirements under Applicable Law (including the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code) and Kite policies. Humanigen shall provide all information required for such reporting regarding the value of the Humanigen Investigational Product provided for use in the Study. Such information shall be provided to the point of contact within Kite’s Global Clinical Supplies group who is identified to Humanigen in writing upon the execution of the Agreement and thereafter promptly following any change to such point of contact. Humanigen shall provide the necessary information regarding the value of the Humanigen Investigational Product within fifteen (15) business days following the execution of this Agreement. In the event that, at any time during the term of this Agreement, the value of the Humanigen Investigational Product provided under this Agreement changes, Humanigen shall notify Kite of such revised value, and the effective date of such revised value, within fifteen (15) business days following such change in value.

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Article 10

SUBCONTRACTING; RECORDS

10.1       Subcontracting. Each Party shall have the right to delegate any portion of its obligations under this Agreement to a subcontractor, provided that such Party shall remain solely and fully liable for the performance of such subcontractors. Each Party shall ensure that each of its subcontractors performs its obligations pursuant to the terms of this Agreement, including the Exhibits. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement.

10.2       Records.

(a)       Each Party shall maintain complete and accurate records of its activities under this Agreement, including without limitation, records relating to its Sample Analysis, and the manufacture and supply of the Investigational Product in accordance with Applicable Law, including GCP, GLP, and GMP. Humanigen shall make its manufacturing and supply records with respect to the Humanigen Investigational Product available to review, audit and inspect by Kite in accordance with the Quality Agreement and PV Agreements, as applicable, or upon request by Kite at reasonable times during normal business hours. Kite shall make such records which are related to use of funds by Kite to conduct the Study, for review, audit and inspection by Humanigen, once a year, with at least fifteen (15) days advance notice by Humanigen, and such audit and inspection will occur during normal business hours.

(b)       Each Party shall maintain such records for at least the period of time required by Applicable Law, but for no less than ten (10) years following the completion or termination of the Study.

Article 11

COMPLIANCE WITH LAWS

11.1       Compliance with Laws and Policies. Each Party shall perform activities under this Agreement in compliance with Applicable Law and in accordance with good scientific and business ethics and the ethics and other corporate policies applicable to such Party. Specifically, each Party covenants that it, its directors, employees, officers, and anyone acting on its behalf, shall not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery. Other provisions of the Agreement require compliance with specified areas of Applicable Law and such other provisions do not limit the scope of compliance required of the Parties under this Section.

11.2       Debarment. Kite shall require each Project Participant to represent and warrant that neither the Project Participant nor anyone employed by such Project Participant has been debarred under 21 USC § 335a, disqualified under 21 CFR § 312.70 or § 812.119, sanctioned by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar regional, national, federal or state agency or program. If a Project Participant receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the foregoing-referenced statutes, Kite shall promptly notify Humanigen, and the Parties shall agree upon appropriate action to address the matter.

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Article 12

TERM; TERMINATION

12.1       Term. Unless sooner terminated as provided in Article 12, this Agreement shall expire on the one year anniversary of the date that Kite provides the Final Study Report to Humanigen or termination of the Study (in either case, “Term”).

12.2       Termination for Material Breach. Either Party may terminate this Agreement, by notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the allegedly breaching Party receives notice of such breach from the non-breaching Party; provided, however, if such breach is not capable of being cured within such thirty (30) day period, the cure period shall be extended for such amount of time that the Parties agree to in writing is reasonably necessary to cure such breach, so long as the allegedly breaching Party is using diligent efforts to do so.

12.3       Termination for Other Reasons. Kite may immediately suspend or terminate the Study by notice to Humanigen. Either Party may terminate this Agreement immediately, by notice to the other Party, if: (a) based on a review of Study Data or other Study-related information, such Party determines that the Study may unreasonably affect patient safety; (b) any Regulatory Authority or IRB withdraws the authorization and/or approval to conduct the Study; (c) any Regulatory Authority takes any action, or raises any objection, that prevents such Party from supplying its Investigational Product for purposes of the Study; or (d) the other Party breaches the representation and warranty under Section 13.1(c). Either Party may terminate this Agreement with thirty (30) days’ notice to the other Party, if such Party determines, in its sole discretion, to discontinue all development of its Investigational Product, for medical, scientific, business or legal reasons; provided, however that if Humanigen is the terminating Party pursuant to this provision, it shall fulfill its supply obligations under Section 4.1 after such termination.

12.4       Effects of Termination or Expiration.

(a)       Study Wind-Down. Following termination of this Agreement under Section 12.2 or Section 12.3, the Parties shall cooperate to ensure the orderly wind-down of Study activities, taking into consideration the safety and welfare of Subjects.

(b)       Accrued Rights and Obligations. Except as otherwise expressly provided in this Agreement, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination. Any right that a Party has to terminate this Agreement, and any rights that such Party has under Article 12, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise.

(c)       Survival. Except as otherwise expressly provided in this Agreement, the following shall survive this Agreement’s expiration or termination for any reason: Article 1 (Definitions), Section 2.6 (Regulatory Matters), Section 2.8(a) (Documentation), Section 2.10 (Additional Studies), Section 5.1(b) (Ownership of Study Data), Section 5.3(b) (Sample Data), Article 6 (Intellectual Property and Licenses), Article 7 (Confidentiality), Article 8 (Public Disclosures; Use of Names), Section 9.3 (Patient Privacy and Data Protection), Section 10.2 (Records), Section 12.4 (Effects of Termination), Section 13.2 (Disclaimers), Section 14.1 (Indemnification), Section 14.2 (Limitation on Liability), Article 15 (Dispute Resolution) and Article 16 (Miscellaneous). To the extent applicable to a Section or Article that survives the expiration or termination of this Agreement, any other Sections and Articles that are (directly or indirectly) referenced in, or refer to, such surviving Section or Article shall survive.

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Article 13

REPRESENTATIONS AND WARRANTIES

13.1       Mutual Representations and Warranties. Each Party represents and warrants to the other Party the following:

(a)       Such Party has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement, to perform all of its obligations hereunder.

(b)       Such Party has not entered into prior to the Effective Date, and shall not enter into during the Term, any agreement that conflicts with a Party’s obligations hereunder.

(c)       Neither Party nor anyone employed by it has been debarred under 21 USC § 335a, disqualified under 21 USC § 312.70 or § 812.119, sanctioned by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar regional, national, federal or state agency or program. If such Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the foregoing-referenced statutes, such Party shall promptly notify the other Party, and the Parties shall agree upon appropriate action to address the matter.

13.2       Disclaimers. NEITHER PARTY REPRESENTS OR WARRANTS THAT THE STUDY WILL BE SUCCESSFUL OR LEAD TO ANY PARTICULAR RESULT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ITS RESPECTIVE INVESTIGATIONAL PRODUCT, MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 14

INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE

14.1       Indemnification.

(a)       Definitions. The following definitions are for purposes of Section 14.1:

(i)       “Claims” means claims, suits, actions, demands or other proceedings by any Third Party arising out of this Agreement or the Study, including product liability claims.

(ii)       “Indemnitee” means, as applicable, a Kite Indemnitee (as defined in Section 14.1(b)) or a Humanigen Indemnitee (as defined in Section 14.1(c)).

(iii)       “Losses” means any and all liabilities, damages, settlements, penalties, fines, reasonable costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation).

(b)       Indemnification by Humanigen. Humanigen hereby agrees to indemnify, defend (if requested by Kite) and hold harmless each of Kite, its Affiliates and its and their officers, directors, employees, subcontractors and agents (for purposes of Section 14.1, each, a “Kite Indemnitee”) from and against Losses incurred in connection with Claims, to the extent such Losses (A) arise out of or in connection with: (1) the negligence or willful misconduct of any Humanigen Indemnitees; (2) Humanigen’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (3) Humanigen’s breach of any Applicable Law pertaining to activities it performs under this Agreement; or (B) are directly caused by the Humanigen Investigational Product, except to the extent to Losses arise out of or in connection with (1) the negligence or willful misconduct of any Kite Indemnitees; (2) Kite’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (3) Kite’s breach of any Applicable Law pertaining to activities it performs under this Agreement.

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(c)       Indemnification by Kite. Kite hereby agrees to indemnify, defend (if requested by Humanigen) and hold harmless each of Humanigen, its Affiliates and its and their officers, directors, employees, subcontractors and agents (for purposes of Section 14.1, each, a “Humanigen Indemnitee”) from and against Losses incurred in connection with Claims, to the extent such Losses (A) arise out of or in connection with: (1) the negligence or willful misconduct of any Kite Indemnitees; (2) Kite’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (3) Kite’s breach of any Applicable Law pertaining to activities it performs under this Agreement; or (B) are directly caused by the Kite Investigational Product, except to the extent any Losses arise out of or in connection with (1) the negligence or willful misconduct of any Humanigen Indemnitees; (2) Humanigen’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (3) Humanigen’s breach of any Applicable Law pertaining to activities it performs under this Agreement.

(d)       Each Party’s respective obligations under Section 14.1(b) and 14.1(c) are conditioned upon the Party seeking indemnification (the “Indemnitee”) delivering written notice to the other Party (the “Indemnitor”) of any potential Losses subject to indemnification hereunder promptly after the Indemnitee becomes aware of such potential Losses. The Indemnitor will have no indemnification obligations hereunder to the extent materially prejudiced by any delay by the Indemnitee in providing such notice. The Indemnitor will have the sole right to defend or settle (subject to the remainder of the paragraph) any Claim (using counsel reasonably satisfactory to the Indemnitee). The Indemnitee will cooperate fully with Indemnitor in connection therewith, at the Indemnitor’s expense. The Indemnitee may participate in (but not control) the defense thereof at its sole cost and expense. The Indemnitor shall keep the Indemnitee advised of the status of such action, suit, proceeding or claim and the defense thereof and shall reasonably consider recommendations made by the Indemnitee with respect thereto. The Indemnitee shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, delayed or conditioned. The Indemnitor shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, delayed or conditioned.

(e)       Study Subjects. Kite shall not offer compensation on behalf of Humanigen to any Subject or bind Humanigen to any indemnification obligations in favor of any Subject. The Parties shall share equally all Losses arising out of any Claims, other than those described in paragraphs 14.1(b) or 14.1(c) above, to the extent such Losses arise out of the Study after both Parties’ respective Investigational Products have been administered (i.e., such Losses would not have occurred but for the Combination).

14.2       Limitation on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED; PROVIDED HOWEVER, NOTHING IN THIS SECTION 14.2 IS INTENDED TO LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 14.1 OR FOR DAMAGES ARISING OUT OF A BREACH OF ARTICLES 6 OR 7.

14.3       Insurance.

(a)       General. Each Party shall maintain insurance coverage as set forth in Section 14.3(b); provided, however, that both Parties have the right, in their sole discretion, to self-insure, in part or in whole, for any such coverage. Insurance coverage shall be primary insurance with respect to each Party’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better. On request, each Party shall provide to the other Party certificates of insurance evidencing the insurance coverage required under Section 14.3. Each Party shall provide to the other Party written notice of any cancellation, nonrenewal or adverse material change in any of the required insurance coverages in accordance with policy provisions. The limits of any required insurance coverage shall not limit the Parties’ liability under the indemnification provisions of this Agreement.

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(b)       Coverage. Each Party shall maintain in full force and effect through the term of this Agreement, sufficient insurance, including (i) commercial general liability (including contractual liability) insurance covering bodily injury and property damage arising out of such Party’s obligations under this Agreement, for limits no less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate; (ii) clinical trial liability insurance with limits not less than $10,000,000 per occurrence; and (iii) product liability insurance relating to such Party’s Investigational Product, for limits of no less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. For claims-made type coverage, product liability insurance and clinical trial liability insurance shall be maintained for a minimum of three (3) years after the last Subject receives treatment in connection with the Study (which may be achieved, without limitation, by way of an extended reporting period endorsement), including any treatment received after Study Completion, but not less than the statute of limitations in any state or location where the Study is being conducted. Each Party shall ensure prior to the enrollment of any Subjects that the insurance policies required by this Section cover injuries that may arise in connection with the Study.

Article 15

DISPUTE RESOLUTION

15.1       Internal Resolution. Kite and Humanigen recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement (each, a “Dispute”) may from time to time arise during the Term. In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to the JDC pursuant to Section 3.1(c). If the JDC cannot resolve such Dispute, the Party bringing the Dispute shall provide written notice, including a description of the Dispute and the steps taken to resolve such Dispute, to the other Party. Upon receipt of such notice, the Dispute shall be referred to Humanigen’s Chief Executive Officer and Kite’s Vice President, Clinical Development, for resolution, prior to proceeding under the other provisions of Article 15.

15.2       Dispute Resolution and Jurisdiction. The Parties shall attempt in good faith to settle all Disputes in an amicable manner. Any Dispute arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof, shall be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to its choice of law principles that would direct the application of the substantive law of any other jurisdiction. The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

Article 16

MISCELLANEOUS

16.1       Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent in accordance with the provisions of this Section 16.1. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile or email (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested (or its equivalent). Any notice sent via facsimile or email shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 16.1 by sending written notice to the other Party.

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If to Kite:	Kite Pharma, Inc. 2225 Colorado Avenue Santa Monica, CA 90404 Attn: Corporate Counsel Telephone: 310-824-9999 Email: legal@kitepharma.com

If to Humanigen:	Humanigen, Inc. 533 Airport Blvd, Suite 400 Burlingame, CA 94010 Attn: Cameron Durrant Email: cdurrant@humanigen.com

16.2       Assignment.

(a)       General. Except as otherwise expressly provided in this Agreement, neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Subject to the other provisions of Section 16.2, either Party may assign this Agreement, in part or in its entirety, to (a) an Affiliate; (b) an acquirer of all its capital stock (by reverse triangular merger or otherwise) or all or substantially all its assets; or (c) an acquirer (whether by license or acquisition) of all of the assigning Party’s rights with respect to its Investigational Product, including rights to research, develop, manufacture and commercialize the Investigational Product (for purposes of Section 16.2, any of the foregoing, a “Change of Control”), provided that in the event of any Change of Control, the Third Party to which this Agreement is assigned expressly agrees in writing to assume and be bound by the obligations of the assigning Party under this Agreement. A copy of such writing shall be provided to the non-assigning Party within thirty (30) days of the assignment. Subject to the foregoing and other applicable provisions of Section 16.2 this Agreement will inure to the benefit of and bind the Parties’ successors and assigns. Any assignment or delegation in contravention of any such applicable provisions shall be null and void. Notwithstanding any other provision of Section 16.2, this Agreement may only be assigned together with the Ancillary Agreements.

(b)       Acquisitions. If Humanigen or its Affiliates acquires, or is acquired by, a Third Party that has an active program researching, developing or commercializing a chimeric antigen receptor designed to target the antigen CD19 (any or all of which such programs are a “Kite Competitive Program”), Humanigen shall (i) adopt reasonable procedures to prevent any disclosure and/or use of Confidential Information of Kite or Joint Confidential Information, as the case may be, in any Kite Competitive Program, and (ii) provide notice to Kite describing such procedures as soon as practicable.

16.3       Force Majeure. Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party, such causes including acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees. If a force majeure event occurs, the Party unable to perform shall promptly notify the other Party of the occurrence of such event, and the Parties shall meet (in person or telephonically) promptly thereafter to discuss the circumstances relating thereto. The Party unable to perform shall (a) provide reasonable status updates to the other Party from time to time; (b) use commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as possible.

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16.4       Relationship of the Parties. The Parties to this Agreement are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

16.5       Amendment; Waiver. Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. A Party’s failure to exercise, or delay in exercising, any right, power, privilege or remedy under this Agreement shall not (a) operate as a waiver thereof or (b) operate as a waiver of any other right, power, privilege or remedy. A waiver will be effective only upon the written consent of the Party granting such waiver.

16.6       Construction; Captions. Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision. Capitalized terms defined in the singular shall include the plural and vice versa. The terms “includes” and “including” mean “includes, without limitation,” and “including, without limitation,” respectively. Titles, headings and other captions are for convenience only and shall not affect the meaning or interpretation of this Agreement.

16.7       Severability. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Agreement shall remain in full force and effect.

16.8       Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits hereto, contains the entire understanding between the Parties with respect to the subject matter hereof and thereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral.

16.9       Counterparts; Facsimiles. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile (including a PDF image delivered via email) of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows]

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In Witness Whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

Kite Pharma, Inc.	Humanigen, Inc.
/s/ J.G. McHutchison	/s/ Cameron Durrant
Signature	Signature

Name: J.G. McHutchison Title: CSO Date: May 30, 2019	Name: Cameron Durrant Title: CEO Date: May 30, 2019

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Exhibit A

Kite Protocol Synopsis

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Exhibit B

Study Budget

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Exhibit C

Sample Analysis Plan

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Exhibit D

Press Release

This press release was filed as Exhibit 99.1 to the Current Report on Form 8-K of Humanigen, Inc. with the Securities and Exchange Commission on May 31, 2019.